                                                                     Exhibit 4.2


                                SWT FINANCE B.V.

                         12.5% Senior Subordinated Note
                                    due 2010



CUSIP No.  785039 AB4
ISIN No.  XS0120514921(2)



No.____ Principal Amount: 100,000,000, as revised by the Schedule of Principal Amount attached as Schedule A hereto.


          SWT FINANCE B.V., a limited liability company organized under the laws of The Netherlands (the "Issuer", which term includes any successor corporation), for value received promises to pay BT Globenet Nominees Limited or registered assigns upon surrender hereof the principal sum indicated on Schedule A hereof on June 1, 2010.

          Interest Payment Dates: June 1 and December 1, commencing December 1, 2000

          Record Dates:  May 15 and November 15

          Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.


                              SWT FINANCE B.V.



                              by
                                 ---------------------------------
                                  Name:
                                  Title:



                              This is one of the Notes
                              referred to in the within-mentioned
                              Indenture:

                              BANKERS TRUST COMPANY, as Trustee,


                              by
                                ----------------------------------
                                 Name:
                                 Title:

                              Dated:

                                SWT FINANCE B.V.

                         12.5% Senior Subordinated Note
                                    due 2010



    1.  Interest. SWT Finance B.V., a company organized under the laws of The
        --------
Netherlands (the "Issuer"), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Interest on the Notes will accrue at 12.5% per annum on the principal amount then outstanding, and be payable semi-annually in arrears on each June 1 and December 1, or if any such day is not a Business Day on the next succeeding Business Day, commencing December 1, 2000, to the Holder hereof. Notwithstanding any exchange of this Note for a Definitive Note during the period starting on a Record Date relating to such Definitive Note and ending on the immediately succeeding Interest Payment Date, the interest due on such Interest Payment Date shall be payable to the Person in whose name this Global Note is registered at the close of business on the Record Date for such interest. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 1, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

    2.  Additional Amounts.  (a)  All payments made by the Issuer on the Notes
        ------------------
and all payments made by the Guarantors on the Guarantees, if any, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "Taxes") imposed or levied by or on behalf of the U.S., the U.K. or the Netherlands, or any other jurisdiction in which the Parent, the Issuer, any other Guarantors or any Successor Corporation following a transaction permitted under Section 5.1 are organized or are otherwise resident for tax purposes or any political subdivision thereof or any authority having power to tax therein or any jurisdiction from or through which payment is made (each, a "Relevant Taxing Jurisdiction"), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction, shall at any time be required on any payments made by the Issuer with respect to the Notes, including payments of principal of, premium, if any, interest, or Liquidated Damages, if any, the Issuer will pay such Additional Amounts ("Additional Amounts") as may be necessary to ensure that the net amounts received by Holders of Notes after such withholding or deduction shall equal the respective amounts of principal, premium, interest and Liquidated Damages that would have been receivable in respect of the Notes or the Guarantees (as the case may be) in the absence of such withholding or deduction.

    (b) At least 10 days prior to the first date on which payment of principal, premium, if any, Liquidated Damages, if any, or interest on the Notes is to be made, and at least 10 days prior to any subsequent date if there has been any change with respect to the matters set forth in the Officer's Certificate described in Section 4.20 of the Indenture, the Issuer will furnish the Trustee and the Paying Agent, if other than the Trustee, with an Officer's Certificate instructing the Trustee and the Paying Agent whether such payments shall be made to the Holders without withholding or deduction for, or on account of, any Taxes as described in paragraph (a) above, and, if any such withholding or deduction is required, then such Officer's Certificate shall specify the amount of Additional Amounts payable to the Holders as a result.

    (c) Notwithstanding the foregoing, no Additional Amounts will be payable with respect to:

         (1) any payments on Notes held by or on behalf of a Holder of Notes or beneficial owner who is liable for Taxes in respect of such Note by reason of the Holder of Notes or beneficial owner having a connection with the Relevant Taxing Jurisdiction, including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, other than by the mere holding of the Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

         (2) any Taxes that are imposed or withheld where such withholding or imposition is by reason of the failure of the Holder of Notes or beneficial owner of the Notes to comply with any request by the Parent or the Issuer to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of the Taxes;

         (3) except in the case of the winding up of the Parent's business, any Note presented for payment, where presentation is required, in the Relevant Taxing Jurisdiction unless such Note could not have been presented for payment elsewhere;

         (4) any Note presented for payment, where presentation is required, more than 30 days after the relevant payment is first made available for payment to the Holder, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment on the thirtieth day after the relevant payment is first made available; or

         (5) any Taxes which would not have been imposed, payable or due but for the application of any estate, inheritance, gift, sales or excise tax or any other Taxes or governmental charges which are payable otherwise than by deduction or withholding from payments on or in respect of the Notes.

    Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, he would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (5) above.

    Upon request, the Issuer will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.
Copies of such documentation will be made available to the Holders of Notes upon request.

    (d) The Issuer shall indemnify the Trustee and the Paying Agent for, and hold them harmless against, any loss, liability or expense Incurred without negligence or bad faith on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any Officers' Certificate furnished to them pursuant to
Section 4.20 of the Indenture.

    3.  Method of Payment.  The Issuer shall pay interest on the Notes (except
        -----------------
defaulted interest) to the Person in whose name this Note is registered at the close of business on the Record Date for such interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal and interest in euros. Immediately available funds for the payment of the principal of (and premium, if any), interest, Additional Amounts, if any, and Liquidated Damages, if any, on this Note due on any Interest Payment Date, Maturity Date, Redemption Date or other repurchase date will be made available to the Paying Agent to permit the Paying Agent to pay such funds to the Holders on such respective dates.

    4.  Paying Agent and Registrar.  Initially, Bankers Trust Company will act
        --------------------------
as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Parent or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

    5.  Indenture.  The Issuer issued the Notes under an Indenture, dated as of
        ---------
June 13, 2000 (the "Indenture"), among the Issuer, the Guarantors and Bankers Trust Company (the "Trustee"). This Note is one of a duly authorized issue of New Notes of the Issuer designated as its 12.5% Senior Subordinated Notes due 2010 (the "New Notes"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them. The Notes are not secured by any of the assets of the Issuer. The Notes are limited in aggregate principal amount to 165,000,000 subject to the terms of the Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

    To guarantee the due and punctual payment of the principal, premium, if any, interest, Liquidated Damages, if any, and Additional Amounts, if any, on the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future Guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior subordinated basis pursuant to the terms of the Indenture.

    6.  Ranking.  The Notes will be general unsecured obligations of the Issuer
        -------
and will be subordinated in right of payment to all current and future Senior Debt. The Notes will rank pari passu in right of payment with all other Senior Subordinated Debt of the Issuer issued in the future, if any, and senior in right of payment to all subordinated Indebtedness of the Issuer issued in the future, if any.

    7.  Optional Redemption.  The Notes will not be redeemable at the Issuer's
        -------------------
option prior to June 1, 2005. Thereafter, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the respective year indicated below:

YEAR                                 PERCENTAGE

2005                                 106.2500%
2006                                 104.1667%
2007                                 102.0833%
2008 and thereafter                  100.0000%

    In addition, at any time on or prior to June 1, 2003, the Issuer may on any one or more occasions redeem up to an aggregate of 35% in principal amount of Notes issued under the Indenture at a redemption price of 112.500% of the principal amount thereof, plus accrued and unpaid interest, Additional Amounts, if any, and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of any capital contribution made to the Issuer from the proceeds of any Equity Offering of the Parent; provided that at least 65% of the aggregate principal amount of Notes issued on the Issue Date remain outstanding immediately after each occurrence of such redemption; and provided, further, that each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

    8.  Special Tax Redemption.  The Issuer may redeem the Notes, in whole but
        ----------------------
not in part, at any time upon giving not less than 30 nor more than 60 days' irrevocable notice to the holders of the Notes at a redemption price equal to the principal amount of the Notes then outstanding, together with accrued and unpaid interest, premium, if any, Additional Amounts, if any, and Liquidated Damages, if any, to the date fixed by the Issuer for redemption (the "Tax Redemption Date") if the Issuer determines that, as a result of

        (1) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of the Netherlands (or any political subdivision or taxing authority thereof) or any other Relevant Taxing Jurisdiction affecting taxation that becomes effective after the Issue Date, or

        (2) any change in or new or different position regarding the application, administration or interpretation of those laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective after the Issue Date,

        (3) the Issuer is, or on the next interest payment date would be, required to pay Additional Amounts, and the Issuer cannot avoid that payment obligation by taking reasonable measures; provided, however, that this provision shall not apply if a Guarantor is required to pay Additional Amounts under its Guarantee but the Issuer is not required to pay Additional Amounts.

    Notwithstanding the foregoing, no notice of tax redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay those Additional Amounts or withholding if a payment in respect of the Notes were then due. Prior to the publication or mailing of any notice of tax redemption pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in either clause (1) or (2) above exist. The Trustee shall accept the opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event that opinion shall be conclusive and binding on the holders of the Notes.

    9.  Notice of Redemption.  At least 30 days but not more than 60 days before
        --------------------
a Redemption Date, the Issuer shall mail a notice of redemption to Holders of Notes to be redeemed by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. In addition, the Issuer will, at least 30 and not more than 60 days before the redemption date, publish in a leading newspaper having a general circulation in New York City (which is expected to be The Wall Street Journal), a leading newspaper having a general circulation in London (which is expected to be the Financial Times) and in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) or in the case of Definitive Notes, at the Issuer's request made at least 45 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine), the Trustee shall give the notice of redemption in the Issuer's name and at the Issuer's expense; provided, however, that the Issuer shall deliver to the Trustee an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice, as provided in the Indenture.

    Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Issuer defaults in the payment of such Redemption Price, the Notes called for redemption will cease to bear interest, Additional Amounts, if any, or Liquidated Damages, if any, and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

    10.  Change of Control Offer.  Upon the occurrence of a Change of Control,
         -----------------------
the Issuer will be required to make an offer to purchase all or any part (equal to 1,000 aggregate principal amount and integral multiples thereof) of the Notes on the Change of Control Payment Date at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, thereon to the date of repurchase plus Additional Amounts, if any, and Liquidated Damages, if any, to the date of repurchase (and in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date and Additional Amounts, if any, in respect thereof). Holders of Notes that are subject to an offer to purchase will receive a Change of Control Offer from the Issuer prior to any related Change of Control Payment Date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" appearing below.

    11.  Limitation on Disposition of Assets.  When the aggregate amount of
         -----------------------------------
Excess Proceeds from Asset Sales exceeds 5.0 million, the Parent will be obligated, within 30 days following the earlier of the first day of the twelfth calendar month following an Asset Sale and the date the Parent's Board of Directors determines by board resolution to use the proceeds from an Asset Sale to make an Asset Sale Offer, to make an offer to purchase the maximum principal amount of Notes, that is an integral multiple of 1,000, that may be purchased out of the Proportionate Share of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, plus Additional Amounts, if any, and Liquidated Damages, if any, to the date fixed for the closing of such offer (and, in the case of Definitive Notes, subject to the right of a Holder of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date and Additional Amounts, if any, in respect thereof). If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, subject to applicable law, the Trustee shall select the Notes to be redeemed in accordance with the Indenture; provided, however, that no Notes of 1,000 or less shall be purchased in part. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holders to Elect Purchase" appearing below.

    12.  Subordination.  The Notes are subordinated to Senior Debt, as defined
         -------------
in the Indenture. To the extent provided in the Indenture, Senior Debt must be paid before the Notes may be paid. The Issuer agrees, and each Holder of Notes by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

    13.  Denominations; Form.  The Global Notes are in registered global form,
         -------------------
without coupons, in denominations of 1,000 and integral multiples of 1,000.

    14.  Persons Deemed Owners.  The registered Holder of this Note shall be
         ---------------------
treated as the owner of it for all purposes, subject to the terms of the Indenture.

    15.  Unclaimed Funds.  If funds for the payment of principal, interest,
         ---------------
Additional Amounts or Liquidated Damages remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to the Issuer at its written request. After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

    16.  Legal Defeasance and Covenant Defeasance.  The Issuer may be discharged
         ----------------------------------------
from its obligations under the Indenture and the Notes except for certain provisions thereof ("Legal Defeasance"), and may be discharged from their obligations to comply with certain covenants contained in the Indenture ("Covenant Defeasance"), in each case upon satisfaction of certain conditions specified in the Indenture.

    17.  Amendment; Supplement; Waiver.  Subject to certain exceptions specified
         -----------------------------
in the Indenture, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

    18.  Restrictive Covenants.  The Indenture imposes certain covenants that,
         ---------------------
among other things, limit the ability of the Issuer and its Restricted Subsidiaries, including the Issuer, to,

Incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase Equity Interests or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

    19.  Successors.  When a successor assumes all the obligations of its
         ----------
predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

    20.  Defaults and Remedies.  If an Event of Default (other than an Event of
          --------------------
Default specified in clauses (viii) or (ix) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in the payment of principal or interest) if it determines that withholding notice is in their interest.

    21.  Trustee Dealings with Issuer and Parent. The Trustee under the
         ---------------------------------------
Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Parent, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

    22.  No Recourse Against Others.  No director, officer, employee,
         --------------------------
incorporator or individual stockholder of the Parent or Issuer, as such, shall have any liability for any obligations of the Parent or Issuer under the Notes or the Indenture and no director, officer, employee, incorporator or individual stockholder of any Guarantor, as such, shall have any liability for any obligations of such Guarantor under the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

    23.  Authentication.  This Note shall not be valid until the Trustee or
         --------------
authenticating agent signs the certificate of authentication on this Note.

    24.  Abbreviations and Defined Terms.  Customary abbreviations may be used
         -------------------------------
in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

    25.  CUSIP Numbers.  Pursuant to a recommendation promulgated by the
         -------------
Committee on Uniform Security Identification Procedures, the Issuer will cause CUSIP numbers to be printed on the Notes immediately prior to the qualification of the Indenture under the TIA as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

    26.  Governing Law  The Indenture and the Notes shall be governed by and
         -------------
construed in accordance with the internal laws of the State of New York.

                                   SCHEDULE A

                          SCHEDULE OF PRINCIPAL AMOUNT

          The initial principal amount at maturity of this Note shall be . The following decreases/increases in the principal amount at maturity of this
Note have been made:

                                                       Total Principal
                                                       Amount at               Notation
               Decrease in         Increase in         Maturity                Made by
Date of        Principal           Principal           Following such          or on
Decrease/      Amount at           Amount at           Decrease/               Behalf of
Increase       Maturity            Maturity            Increase                Trustee
--------       --------            --------            --------                -------
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________
___________    ___________         ___________         ___________             ___________

                       OPTION OF HOLDER TO ELECT PURCHASE


          If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box:

Section 4.15 [      ] Section 4.16 [        ]

          If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount:


Date:_____________      Your Signature:________________
                                 (Sign exactly as your name appears on the other side of this Note)


Signature Guarantee:  _____________________________________
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)